Samaritan Pharma CEO’s Career Highlighted in PharmaVOICE Magazine as — A Good Samaritan

“With the Will to Overcome Any Hurdle and a Lucrative Pipeline to Back Up Her Determination, Dr. Janet Greeson Creates an Aura of Hope and Possibility at Samaritan,” Stated Author Kim Ribbink

LAS VEGAS—(BUSINESS WIRE)—Samaritan Pharmaceuticals (OTCBB:SPHC) (http://www.samaritanpharma.com), a biopharmaceutical company committed to commercializing new innovative therapeutic drugs, announces Dr. Janet Greeson’s career, as a Psychologist and as CEO of Samaritan Pharma, is highlighted with an EAR to the Pulse in the April issue of the PharmaVOICE magazine.

The article, titled “Dr. Janet Greeson — A Good Samaritan,” highlights Dr. Greeson’s extensive career as a trained Psychologist who has helped hundreds of patients, if not thousands, and it is not surprising that relationships are at the heart of everything she does in business. Author Kim Ribbink stated, “With the will to overcome any hurdle and a lucrative pipeline to back up her determination to help others, Dr. Janet Greeson is creating an aura of hope and possibility at Samaritan Pharmaceuticals.”

Search Inside Excerpts:

Growing Confidence: From early on, Dr. Greeson has believed that with enough determination and perseverance anything can be accomplished.

Broad Endeavors: “What drives me is the feeling of accomplishment that comes from creating something and see it flourish.” Beyond her work, both as a clinical psychologist and today as head of Samaritan, Dr. Greeson believes strongly in giving back to the community. She has helped Mother Teresa and served as the U.S. congressional nominee for Nevada in 1994.

Making it Happen: “Money has become one of the biggest worries in the BioPharma industry today. We have an extremely small burn rate and with our program of making every dollar count, we keep our costs down by using our in-house experts.” Dr. Greeson went on to say, “Our sales arm brought $1 million last year and we are expecting more than $5 million this year.”

To order the article, please click on the following link: PharmaVOICE.com — The Online Community Portal of PharmaVOICE, the Life-Sciences Industry Magazine.

About Samaritan Pharmaceuticals

“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients. For more information, please visit Samaritan’s website: http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news, and events.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 14, 2008. The company undertakes no duty to update forward-looking statements.

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